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                                                                    EXHIBIT 4(E)

                              CAVALIER HOMES, INC.
                              FLEXIBLE OPTION PLAN


         Cavalier Homes, Inc., a Delaware corporation, hereby establishes the Cavalier Homes, Inc. Flexible Option Plan, effective as of April 1, 1998, in order to assist Cavalier Homes, Inc. and those of its affiliates which adopt this Plan in attracting and retaining key employees by offering them an opportunity to defer compensation and participate in the success of Cavalier Homes, Inc.


                                   ARTICLE I.
                                   DEFINITIONS

         Section 1.1 Definitions. When used in this document with initial capital letters, the following terms have the meanings indicated unless a different meaning is plainly required by the context:

                  (a) "Account" or "Accounts" means an account or accounts established and maintained for a Participant pursuant to Article IV of the Plan. A Participant's Accounts shall consist of the Participant's Basic Unit Account, Matching Unit Account, Cash Account, and Excess Deferral Account.

                  (b) "Aggregate Basic Deferrals" means the aggregate amount of Basic Deferrals made by a Participant, less any amount of Basic Deferrals previously distributed to him.

                  (c) "Aggregate Match" means an amount equal to a Participant's Aggregate Basic Deferrals.

                  (d) "Basic Deferral" means the portion of a Participant's Qualifying Bonus up to but not in excess of the Maximum Basic Deferral Percentage of such Qualifying Bonus, which the Participant has elected to defer.

                  (e) "Basic Unit Account" means the Account maintained for a Participant pursuant to Section 4.3(a) to reflect the number of Units attributable to the Participant's Basic Deferrals.

                  (f) "Board" means the Board of Directors of the Company.

                  (g) "Cash Account" means the account maintained for a Participant pursuant to Section 4.3(b).

                  (h) "Change in Control" means, with respect to a person, (a) any other person, entity or "group" (within the meaning of Rules 13d-1 through 13d-6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than any subsidiary of the person undergoing the change in control or any employee benefit plan of such person or of a subsidiary of such person) (i) has acquired or agreed to acquire beneficial ownership of 20% or more of the voting and/or economic interest in the capital stock, membership, partnership or other equity interests of such person, as the case may be, or (ii) has obtained or agreed to obtain the power (whether or not exercised) to elect a majority of the board of directors, general partners, managers, trustees or other governing body of a person, (b) a majority of the board of directors, general partners, managers, trustees or other governing body of the person shall consist at such time of individuals other than (x) members of the board of directors or other governing body of such person on the date hereof and (y) other members of such board of directors or other governing body nominated, recommended, elected, or approved to succeed or become a director or member of the governing body of such person by a majority of such members referred to in clause (x) or a nominating committee elected or appointed by such members referred to in clause (x) or by members so nominated, recommended, elected, or approved; (c) the board of directors or other governing body or, if applicable, the shareholders or equity owners of the person, shall have approved the sale of all or substantially all the assets of such person; or (d) any transaction or event relating to the person occurs which is (or which would be if the person had a class of equity securities registered under Section 12 of the Exchange Act) required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

                  (i) "Code" means the Internal Revenue Code of 1986, as amended.

                  (j) "Committee" shall mean the committee provided for in
Section 9.2 of the Plan.

                  (k) "Common Stock" means the Common Stock, par value $0.10 per share, of the Company, as such stock may hereafter be reclassified, converted or exchanged by reorganization, merger or otherwise.



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                  (l)  "Company" means Cavalier Homes, Inc., a Delaware
corporation, and its successors and assigns.

                  (m) "Deferral Election Form" means such form or forms as may be approved by the Committee from time to time for use by a Participant to elect to defer compensation under the Plan.

                  (n) "Disability" means the disability of a Participant which entitles the Participant to a disability benefit under a disability program sponsored or maintained by the Participant's Participating Employer; provided, that if no such program is applicable to the Participant, then "Disability" with respect to such Participant means that, based on medical evidence reasonably satisfactory to the Committee, the Participant is totally and permanently unable to engage in any occupation or gainful employment for which the Participant is reasonably suited by background, training, education or experience.


                  (o) "Distributable Event" means an event identified as such in Section 6.1.

                  (p) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (q) "Excess Deferral" shall mean the portion of a Participant's Qualifying Bonus in excess of his or her Basic Deferral that the Participant has elected to defer.

                  (r) "Excess Deferral Account" shall mean the Account maintained for a Participant pursuant to Section 4.3(d) hereof to reflect the hypothetical value of the Participant's Excess Deferrals.

                  (s) "Executive Officer" shall mean an "executive officer" as that term is defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended, or an "officer" as defined under the rules of the New York Stock Exchange.

                  (t) "Fair Market Value", shall mean the closing price on the Composite Tape for the New York Stock Exchange - Listed Stocks for the Common Stock. In the event that the Common Stock is not traded on the New York Stock Exchange, the Committee shall, in its reasonable discretion, specify appropriate alternative measures of Common Stock value.

                  (u) "Matching Unit Account" means the Account maintained for a Participant pursuant to Section 4.3(c) hereof to reflect the number of Units attributable to his or her Participating Company's matching the Units attributable to his or her Basic Deferrals.

                  (v) "Maximum Basic Deferral Percentage" shall mean, with respect to a Participant, such percentage as may be specified by the Committee, in its sole discretion, in the Participant's Deferral Election Form. Maximum Basic Deferral Percentages need not be uniform among Participants. The Committee may raise or lower a Participant's Maximum Basic Deferral Percentage from time to time on a prospective basis, and such change shall be communicated to the Participant and noted in the Participant's Deferral Election Form by the Committee. The Committee may, in its discretion, set a different Maximum Basic Deferral Percentage with respect to the Qualifying Bonus for the first calendar quarter ending after a Participant becomes a Participant than for subsequent Qualifying Bonuses.

                  (w) "Participant" means an individual identified as such under Article III of the Plan.

                  (x) "Participant's Share" means the product of the percentage that would be used to determine the amount of a Participant's Qualifying Bonus for a calendar quarter and the amount of the loss for the calendar quarter of the Participating Employer or division or other economic unit thereof, the profits of which would have been used to determine such Qualifying Bonus.

                  (y) "Participating Employer" means any employer participating in the Plan pursuant to Article II of the Plan.

                  (z) "Plan" means the Cavalier Homes, Inc. Flexible Option Plan, as set forth herein and as the same may be from time to time amended.

                  (aa) "Qualifying Bonus" means a quarterly bonus payable by a Participant's Participating Employer which first becomes payable in a calendar year subsequent to the calendar year of the applicable deferral election for services to be performed during a calendar year subsequent to the calendar year in which the election is made.


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The foregoing notwithstanding, with respect to an election made within 96 days of the effective date of the Plan or within 60 days after a Participant first becomes a Participant, "Qualifying Bonus" means a quarterly bonus payment which first becomes payable subsequent to the date of the applicable deferral election for services to be performed subsequent to the date of such election.

                  (bb) "Trust" means the trust described in Section 10.4. The Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. Participants and their beneficiaries shall have no beneficial ownership interest in any assets of any such Trust.

                  (cc) "Trustee" means one or more corporations, entities or persons selected by the Company to serve as a Trustee or Trustees for the Trust.

                  (dd) "Unit" shall mean one hypothetical share of Common Stock.

                  (ee) "Vested Percentage" shall mean with respect to a Participant the percentage specified by the Committee in the Participant's Deferral Election Form. The Committee may, in its discretion, establish different schedules or events for vesting by different Participants.


                                   ARTICLE II.
                             PARTICIPATING EMPLOYERS

         Section 2.1 Eligibility. The Participating Employers that have adopted the Plan effective as of April 1, 1998 are the Company, Cavalier Industries, Inc., Cavalier Manufacturing, Inc., Cavalier Acceptance Corporation, Belmont Homes, Inc., Delta Homes, Inc., Bellcrest Homes, Inc., Spirit Homes, Inc., Quality Certified Insurance Services, Inc., Quality Housing Supply, LLC, and BRC Components, Inc. Any other business entity, more than 50% of which is owned directly or indirectly by the Company, may, with the consent of the Committee, adopt the Plan by executing and delivering to the Company a written instrument in such form and containing such provisions as the Committee may prescribe or approve.

         Section 2.2 Participation Reimbursements. Each of the Participating Employers agrees to make payments of the benefits provided under the Plan to its respective employee Participants. The Company hereby guarantees the performance by each of the other Participating Employers of its respective obligations under the Plan. Neither the respective benefit payment obligations of the Participating Employers nor the Company's guarantee of performance is secured in any way. Such obligations and guarantee constitute no more than unfunded and unsecured promises of payment and performance. Each Participating Employer, other than the Company, shall reimburse the Company for its allocable share of costs and expenses paid by the Company in connection with the operation and administration of the Plan and shall reimburse the Company for any benefits paid by the Company under the Plan to Participants to the extent allocable to such Participating Employer and its Participants. Payments made to Participants by the Trust shall constitute payments by the Company and the Company shall be reimbursed for such payments by the appropriate Participating Employers.

         Section 2.3 Recordkeeping and Reporting. Each Participating Employer shall furnish to the Committee the information with respect to each of its Participants as may be necessary to enable the Committee to maintain records sufficient to determine the benefits (and the compensation sources of such benefits) which may become payable to or with respect to such Participants and to give those Participants any reports which may be required under the terms of the Plan or by law.

         Section 2.4 Termination of Participation. A Participating Employer, other than the Company, may withdraw from participation in the Plan at any time by providing the Company with 30 days advance written notice of such withdrawal from participation and the effective date of such Participating Employer's withdrawal, which 30-day notice period may be waived by the Company. In addition, the Company may terminate a Participating Employer's participation in the Plan by providing such Participating Employer with 30 days advance written notice, which 30-day notice period may be waived by the Participating Employer. A Participating Employer which terminates its participation in the Plan shall remain obligated under the Plan with respect to deferrals (and matches referable thereto) made prior to such termination by its Participants, including subsequent investment performance adjustments, unless otherwise expressly agreed by the Company with the Company fully assuming such obligations.




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                                  ARTICLE III.
                          ELIGIBILITY AND PARTICIPATION

         Section 3.1 Eligibility. (a) Subject to Section 3.1(b) and (c) below, the Committee shall from time to time designate such management level or highly compensated employees of the Participating Employers and their respective divisions as it deems appropriate as eligible to participate in the Plan and shall inform each eligible employee in writing of such designation and the date on which the employee shall become a Participant in the Plan.

               (b) Notwithstanding the provisions of paragraph (a) above, no employee who is an Executive Officer or a member of the Board shall be designated as eligible to participate in the Plan. If a Participant becomes an Executive Officer or a member of the Board, the Participant's Section 4.1 compensation deferral elections will immediately terminate and no additional amount shall be credited to his or her Accounts under Section 4.3(a), (b)(i) and
(d)(i) until such time as the individual ceases to be an Executive Officer or a member of the Board. The Accounts of such Participants shall continue to be adjusted in accordance with the other provisions of Section 4.3 until fully distributed.

               (c) Under no circumstances shall the number of Participants, including those who are actively employed and those who have separated from service but who have not received full payment of their benefits hereunder, at any time exceed 100.

         Section 3.2 Participation. An individual eligible to participate in the Plan shall become a Participant upon filing a completed Deferral Election Form with the Committee and acceptance of such form by the Committee. Subject to
Section 3.1(b), once an individual becomes a Participant in the Plan, the individual shall remain a Participant until the benefits which may be payable to the individual under the Plan have been distributed to or on behalf of the individual.

         Section 3.3 Suspension of Eligibility. The Committee may in its discretion determine that a Participant will no longer be eligible to participate in the Plan, and in such event , the Participant's Section 4.1 compensation deferral election will immediately terminate and no additional amounts shall be credited to his or her Accounts under Sections 4.3(a), (b)(i) and (d)(i) until such time, if any, as the individual is again determined to be eligible to participate in the Plan by the Committee and makes a new Section 4.1 election. However, the Account of such Participant shall continue to be adjusted by the other provisions of Section 4.3 until fully distributed.


                                   ARTICLE IV.
                         DEFERRAL ELECTIONS AND ACCOUNTS

         Section 4.1  Deferral Elections.

                  (a) A Participant may elect to defer receipt of up to the Maximum Basic Deferral Percentage of each Qualifying Bonus, and the amount of Qualifying Bonus so deferred shall be a Basic Deferral.

                  (b) A Participant who has elected to have Basic Deferrals at the Maximum Basic Deferral Percentage of each Qualifying Bonus may elect to defer receipt of all or any portion of the remainder of each Qualifying Bonus, and the amount so deferred shall be an Excess Deferral.

                  (c) Upon election to defer compensation pursuant to the Plan, a Participant will have no further right to such deferred compensation other than as provided under the Plan.

         Section 4.2 Form and Effectiveness of Deferral Election. Elections to defer compensation under the Plan shall be made in writing on a Deferral Election Form. A Participant who has elected to defer all or part of Qualifying Bonuses may terminate such election with respect to Qualifying Bonuses for services rendered in calendar quarters commencing after the Participant's execution and delivery to the Committee of a notice of termination in such form as the Committee may prescribe or approve. A Participant who has so elected to terminate deferrals may not again commence deferrals until the first calendar quarter of the first calendar year following such termination. An election to defer may be revised with respect to Qualifying Bonuses attributable to services performed in subsequent calendar years by the making of a new deferral election on a Deferral Election Form. Notwithstanding the other provisions of this Plan, a Participant's Deferral Election Form and the various elections and selections made thereon shall not become effective until accepted by the Committee.



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         Section 4.3  Participant Accounts and Adjustments Thereto.

                  (a) (i)   A Basic Unit Account shall be maintained for each
Participant. As of the date each Qualifying Bonus is paid (or would be paid but for the Participant's election to have the entire amount thereof deferred as a Basic Deferral and as Excess Deferrals), the Participant's Basic Unit Account shall be credited with a number of Units equal to the result obtained by dividing the amount of the Basic Deferral with respect to the Qualifying Bonus by the Fair Market Value of a share of Common Stock on such date. In the event shares of the Company's Common Stock are not traded on the New York Stock Exchange on such date, then Fair Market Value shall be determined by references to the next day on which such stock is traded.

                      (ii) As of the close of each calendar year, that portion, if any, of a Participant's Share for each calendar quarter during such calendar year which has not been taken into account in determining the amount of a Participant's Qualifying Bonus for a subsequent calendar quarter during such calendar year or applied to reduce his Excess Deferral Account pursuant to
Section 4.3(d)(ii) below shall be applied to reduce the number of Units credited to the Participant's Basic Unit Account. If the portion of such Participant's Share that has not been so used is equal to or less than the Participant's Basic Deferral for the most recent calendar quarter for which the Participant had a Basic Deferral, then the amount of such Participant's Share not so used shall be divided by the Fair Market Value of a share of Common Stock used to determine the number of Units credited to the Participant's Basic Unit Account with respect to such Basic Deferral, and the number of Units credited to the Participant's Basic Unit Account shall be reduced by the resulting number. If the portion of Participant's Share not so used exceeds the amount of the Participant's Basic Deferral for the most recent calendar quarter for which there was such Basic Deferral, then the Participant's Basic Unit Account shall be reduced by the number of Units credited to such Basic Unit Account for such calendar quarter, and the excess amount of such Participant's Share shall then be applied to reduce the number of Units credited to the Participant's Account with respect to Basic Deferrals for preceding calendar quarters during such calendar year.

                  (b) (i)   A Cash Account shall be maintained for each
Participant. As of the date each Qualifying Bonus is paid (or would be paid but for the Participant's election to have the entire amount thereof deferred as a Basic Deferral and as Excess Deferrals), the Participant's Cash Account shall be credited with an amount equal to twice the amount of the Basic Deferral with respect to such Qualifying Bonus, representing the amount of the Basic Deferral and the Units credited to the Participant's Matching Unit Account pursuant to
Section 4.3(c)(i) with respect thereto.

                      (ii) A Participant's Cash Account shall be credited with interest on the average balance thereof from time to time at a rate of four percent (4%) compounded annually, and such interest shall be posted to the Participant's Cash Account as of the last day of each calendar month.

                      (iii) As of the close of each calendar year, if a Participant had a Participant's Share with respect to any calendar quarter during such calendar year, a Participant's Cash Account shall be reduced by the lesser of the amount credited to such Cash Account pursuant to paragraph (b)(i) for the calendar year or twice the amount of that portion of the Participant's Share for each calendar quarter during such calendar year that was not taken into account in determining the amount of the Participant's Qualifying Bonus for any subsequent calendar quarter during such calendar year or applied to reduce his Excess Deferral Account pursuant to Section 4.3(d)(ii).

                  (c) (i) A Matching Unit Account shall be maintained for each Participant. As of the date each Qualifying Bonus is paid (or would be paid but for the Participant's election to have the entire amount deferred as a Basic Deferral and as Excess Deferrals), the Participant's Matching Unit Account shall be credited with a number of Units equal to the number of Units credited to such Participant's Basic Account pursuant to paragraph (a) above as of such date.

                      (ii) If an adjustment is made for a calendar year pursuant to paragraph (a)(ii) above in the number of Units credited to a Participant's Basic Unit Account, the same adjustment shall be made in the number of Units credited to his or her Matching Unit Account.

                  (d) (i)   An Excess Deferral Account shall be maintained for
each Participant who elects Excess Deferrals. As of the date each Qualifying Bonus is paid (or would be paid but for the Participant's election to have the entire amount deferred as a Basic Deferral and as Excess Deferrals), the Participant's Excess Deferral Account shall be credited with the amount of the Excess Deferral referable to such Qualifying Bonus. A Participant's Excess Deferral Account shall also be adjusted at least monthly and as of the date preceding the date any payment is to be made to the Participant of a benefit, or an installment thereof, hereunder to reflect any deemed gain or loss from the deemed investment of amounts credited to the Participant's Excess Deferral Account pursuant to Section 5.2 hereof; provided, however, that a Participant's Excess Deferral Account shall be credited or debited for only sixty-two percent (62%) of any such deemed gain or loss which, if recognized by the Company, would affect the Company's taxable income or loss.



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                         (ii)  As of the close of each calendar year, if a
Participant had a Participant's Share with respect to any calendar quarter during such calendar year, a Participant's Excess Deferral Account shall be reduced by the lesser of the amount of Excess Deferrals credited to such Excess Deferral Account for the calendar year or that portion of the Participant's Share for any calendar quarter of such calendar year that was not taken into account in determining the amount of the Participant's Qualifying Bonus for any subsequent calendar quarter in such calendar year.

                  (e) Notwithstanding the foregoing, the maximum number of Units that may be credited to the Accounts of all Participants hereunder shall not exceed Five Hundred Thousand (500,000), disregarding any Units that have not been used under the Plan because such Units were credited to the Account of a Participant who terminates employment prior to attaining a Vested Percentage of 100% or Units which have otherwise been forfeited.

                  (f) The number of Units credited to a Participant's Basic Unit Account and Matching Unit Account and the maximum number of Units provided in paragraph (e) above shall be adjusted to reflect any change in the outstanding Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change in such manner as the Committee deems appropriate.

                  (g) It is contemplated that Qualifying Bonuses will be paid on or about the 20th day of the month following the end of the calendar quarter except for Qualifying Bonuses for the fourth calendar quarter, which Qualifying Bonuses are expected to be paid on or about the 30th day of the month following the end of such quarter.


                                   ARTICLE V.
                      DEEMED INVESTMENT OF EXCESS DEFERRALS

         Section 5.1 Investment Options. The Committee shall establish a list of investment options, which shall be mutual funds, investment options under a type of variable insurance products, or comparable investments and may from time to time add investment options to, or delete existing investment options from, such list.

         Section 5.2 Deemed Investment. A Participant may elect in such form and manner as the Committee may from time to time prescribe or approve to have amounts credited to his or her Excess Deferral Account treated as if such amounts were invested in one or more of the investment options established by the Committee. The available investment options may be changed from time to time by the Committee. In the event a Participant fails to make such an election, the amount credited to such Participant's Excess Deferral Account shall be deemed invested in such investment option as the Committee shall from time to time designate as the default investment option. Amounts deemed invested in an investment fund or investment funds pursuant to the election of a Participant or as a result of a failure to make an election shall be valued as if so invested, reflecting all earnings, losses, and other distributions or charges and changes in value which would have been incurred through such investment. Appropriate adjustments to the Excess Deferral Accounts of the Participants shall be made as provided in Section 4.3(d) hereof.


                                  ARTICLE VI.
                                 DISTRIBUTIONS.

         Section 6.1 Distributable Events. Subject to Section 6.5 below, a Participant's Distributable Event shall be the first to occur of the following events, provided, that events (b) - (f) shall be Distributable Events only if so elected by the Participant in the Deferral Election Form:

                  (a) the Participant's 70th birthday (i.e., the 70th anniversary of the Participant's birth) or such earlier birthday, not prior to the Participant's 65th birthday, as the Participant may specify in the Deferral Election Form;

                  (b)    the Participant's Disability (as defined in Section
1.1);

                  (c)    the Participant's death;

                  (d) the first date on which the Participant is no longer an employee of any Participating Employer;

                  (e) such other event as the Participant may specify in the Deferral Election Form (subject to approval of the Committee);

                  (f) the date of a Change in Control of the Company occurring after May 20, 2000, or

                  (g)    termination for Cause subject to and in accordance with
Section 6.5.



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         A Participant's Distributable Event elections must be made on the
Participant's initial Deferral Election Form and are irrevocable.

         Section 6.2     Distribution of Benefits.

                  (a) Distribution Commencement Date. Distribution of a Participant's Plan benefit shall be made or commenced as promptly as practicable after the Participant's Distributable Event but not more than fifteen (15) days after such Distributable Event. Notwithstanding anything in this Plan to the contrary, if a Participant's Distributable Event occurs pursuant to Section 6.1(d) or would otherwise occur after the date described in Section 6.1(d) above, the Committee may, in its sole discretion, accelerate the date payment of such benefit is made or commenced to any date after the date described in
Section 6.1(d) above.

                  (b)    Amount of Benefit.

                         (i)        Except as otherwise provided in paragraph
(b)(iii) below, if a Participant has a Distributable Event at a time when he does not have a Vested Percentage of 100%, he shall be entitled to receive as his or her benefit hereunder, a lump sum cash payment of

                                    (A)     his or her Aggregate Basic
                         Deferrals, and

                                    (B)     the product of his or her Vested
                         Percentage and his or her Aggregate Match, and

                                    (C)     the value of his or her Excess
                         Deferral Account.


                         (ii)       Except as otherwise provided in paragraph
(b)(iii) below, if a Participant has a Distributable Event at a time when he has a Vested Percentage of 100%, his or her benefit shall be

                                    (A)     the value of his or her Excess
                         Deferral Account, and

                                    (B)     a number of shares of Common Stock
                         equal to the sum of the number of Units credited to his or her Basic Unit Account and the number of Units credited to his or her Matching Unit Account, unless the product of the Fair Market Value, as of the date of the Distributable Event, of a share of Common Stock multiplied by the sum of the number of Units credited to his or her Basic Unit Account and the number of Units credited to his or her Matching Unit Account is less than the value of his or her Cash Account, in which case the value of his or her Cash Account shall be paid in cash.

                         (iii)      If a Participant is terminated for Cause in
accordance with Section 6.5, at the sole election of the Committee, his or her benefit, in lieu of the benefit otherwise due under paragraph (b)(i) or (b)(ii) above, shall be a lump sum cash payment of an amount equal to his or her Aggregate Basic Deferrals and the aggregate amount of Excess Deferrals made by the Participant (without regard to any earnings with respect thereto), reduced by any amount owed by the Participant to any one or more of the Participating Employers at the time payment is to be made.

                  (c) Form of Distribution. The portion of any benefit payable to a Participant pursuant to Section 6.2(b)(ii) above that is attributable to the value of a Participant's Cash Account or Excess Deferral Account shall be paid to the Participant in dollars. The portion of any such benefit attributable to the Participant's Basic Unit Account or Matching Unit Account shall be delivered to the Participant in the form of shares (including a fractional Share if applicable) of Common Stock. To the extent that the distribution is in the form of shares of Common Stock, such delivery shall be subject to compliance with all applicable federal, state and local laws and regulations and to such approvals by any governmental or regulatory agency or national securities exchange as may be required. The Committee shall not be required to issue or deliver any shares or certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal, state or local law, or any ruling or regulation of any governmental body or national securities exchange which the Company shall, in its sole discretion, determine to be necessary or advisable. Each Participant shall reasonably cooperate with the Company, at the Company's expense, to facilitate such compliance and related actions by the Company.

                  (d) Payment Options. In the event a Participant becomes eligible to receive a payment of benefits pursuant to Section 6.2(b)(ii) of the Plan, the benefits payable in cash to the Participant or, in the event of the Participant's death, to the Participant's designated beneficiary, shall be paid in accordance with one of the payment options available under the Plan as elected by the Participant on the Participant's initial Deferral Election Form. The payment options for cash payments include installment payments over a period certain, a lump sum payment, and such other payment method as may be specified by the Participant and accepted by the Committee. The Committee may, in its sole discretion, reduce the payment period over which payments would have been made pursuant to an installment payment option elected by a Participant (including consolidation into a lump sum); provided, that in the event of a Change in Control, no reduction of a payment period may be made prior to the fifth anniversary of such Change in Control. Absent a payment option election, the Committee shall direct the payment of any benefits payable under the Plan to or on behalf of the Participant in a lump sum payment to the Participant, or in the event of the Participant's death, to the Participant's designated beneficiary under the Plan. Distributions of Common Stock will be made in a single distribution.

         Section 6.3 Distributions as a Result of a Tax Determination. Notwithstanding any provision in this Plan to the contrary, if, at any time, a court or the Internal Revenue Service determines that any amounts or shares credited to a Participant's Accounts under the Plan or Trust are includable in the gross income of the Participant and subject to tax, the Committee may, in its sole discretion, permit a lump sum distribution of an amount equal to the amounts or shares determined to be includable in the Participant's gross income.

         Section 6.4 Parachute Payments. In the event that any payments made to a Participant under the Plan alone, or together with payments made to the Participant under any other contract, Plan, or program, result in subjecting the Participant to the excise tax imposed by Section 4999 of the Code, then the Participant's Participating Employer shall pay the Participant an additional amount such that the net amount retained by the Participant after deduction of any excise tax on such payments and any federal, state, and local income tax and excise tax on the additional payments provided for by this paragraph shall be equal to the benefits otherwise payable under this Plan. For purposes of determining the additional payment to be made, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the additional payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Participant's residence in the calendar year the additional payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local income taxes. In the event that the excise tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment, the Participant shall repay to his or her Participating Employer, at the time that the amount of such reduction in excise tax is finally determined, the portion of the additional payment attributable to such reduction, plus interest on such amount at the rates provided in Section 1274(b)(2)(B) of the Code. In the event that the excise tax is determined to exceed the amount taken into account hereunder at the time of the payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the additional payment), the Participant's Participating Employer shall make an additional payment in respect of such excess (plus any interest payable with respect to such excess) at the time the amount of such excess is finally determined.

         Section 6.5 Distribution Upon Termination for Cause. In the event that a Participant is terminated for Cause (as defined below), the Committee may, in its discretion, treat such termination or any date subsequent thereto as a Distributable Event. For purposes of this Plan, termination for Cause means termination based on any of the following:

                         (i)    dishonesty or fraud in connection with his or
her employment;

                         (ii)   failure to adhere (in any material respect) to
any policy of any of the Participating Employers to which the Participant is subject and that is known or reasonably should be known to the Participant;

                         (iii)  appropriation (or attempted appropriation) of a
material business opportunity of any of the Participating Employers, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of any of the Participating Employers;

                         (iv)   misappropriation (or attempted misappropriation)
of any of the Participating Employers' funds or property;

                         (v)    conviction of, or indictment for (or its
procedural equivalent) or entering of a guilty plea or plea of no contest with respect to, a felony or any other criminal offense involving moral turpitude (other than traffic offenses); or

                         (vi)   insubordination or willful misconduct in the
performance of, or gross neglect of, the Participant's duties with one or more of the Participating Employers, as determined by the good faith judgment of the Committee.

                                  ARTICLE VII.
                               NONTRANSFERABILITY

         Section 7.1 Anti-Alienation of Benefits. Any amounts or Units which may be credited to a Participant's Accounts under the Plan, and any rights or privileges pertaining thereto, may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         Section 7.2 Incompetent Participants. If any person who may be eligible to receive a payment under the Plan has been legally declared incompetent and a conservator or other person legally charged with the care of such person or of his or her estate has been appointed, any payment under the Plan to which the person is eligible to receive shall be paid to such conservator or other person legally charged with the care of the person or his or her estate. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Participating Employers and the Plan therefor.

         Section 7.3 Designated Beneficiary. In the event of a Participant's death prior to the payment of all or a portion of any benefits which may be payable with respect to the Participant under the Plan, payment of any benefits payable on behalf of the Participant under the Plan shall be made to such beneficiary as the Participant may designate in such manner as the Committee may prescribe or approve. If no such beneficiary has been designated, payment shall be made to the Participant's estate.


                                  ARTICLE VIII.
                                   WITHHOLDING

         Section 8.1 Withholding. The amounts payable pursuant to the Plan may be reduced by the amount of any federal, state or local taxes required by law to be withheld with respect to such payments unless other arrangements satisfactory to the Company are made for discharging any and all withholding obligations with respect to the payment of benefits under the Plan.


                                  ARTICLE IX.
                           ADMINISTRATION OF THE PLAN

         Section 9.1 Administrator. The administrator of the Plan shall be the Committee, which may delegate authority with respect to the administration of the Plan to one or more of its members, or to any other person or persons, as it deems necessary or appropriate for the administration and operation of the Plan.

         Section 9.2 Committee. (a) The Committee shall consist of not less than one nor more than five members who shall be appointed by and serve at the pleasure of the Board. The Board shall have the right to remove any member of the Committee at any time. A member of the Committee may resign at any time by written resignation to the Board. Should a vacancy on the Committee occur, a successor shall be appointed by the Board, but the Committee may act notwithstanding the existence of a vacancy so long as there is at least one member of the Committee.

                  (b) The Committee shall act unanimously unless the Committee consists of at least three members, in which event it shall act by or through a majority of its members. Any decision or determination to be made by the Committee may be made by the vote taken at a duly called meeting or by unanimous written consent without a meeting. The Board shall appoint a Chairman and Secretary of the Committee if it consists of more than one member, but if the Committee consists of a single member, such member shall act as both Chairman and Secretary. All acts and determinations of the Committee shall be duly recorded by the Secretary thereof, or under his or her supervision, and all records, together with such other documents as may be necessary for administration of the Plan, shall be preserved in the custody of such Secretary. The member or members of the Committee shall serve as such without compensation but shall be reimbursed for all expenses reasonably incurred.

         Section 9.3 Authority of Committee. The Committee shall have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate, to adopt, establish and revise rules, procedures and regulations relating to the Plan, to determine the conditions subject to which any benefits may be payable, to resolve all questions concerning the status and rights of Participants and others under the Plan, including, but not limited to, eligibility for benefits, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing payments hereunder. The determinations, interpretations, regulations and calculations of the Committee shall be final and binding on all persons and parties concerned. The Chairman of the Committee shall be the agent of the Plan for the service of legal process in accordance with Section 502 of ERISA.

         Section 9.4 Operation of Plan and Claims Procedures. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Company shall be responsible for the expenses incurred in the administration of the Plan. The Committee shall also be responsible for determining eligibility for payments and the amounts payable pursuant to the Plan. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee or the Company with respect to the Plan. The procedures for filing claims for payments under the Plan are described below.

                  (a) It is not necessary for a Participant to file a claim for benefits to commence receiving his or her benefit. However, a Participant who believes he or she is entitled to a payment under the Plan may submit a claim for payments in writing to the Committee. Any claim for payments under the Plan must be made by the Participant or his or her beneficiary in writing and state the claimant's name and the nature of benefits payable under the Plan. If for any reason a claim for payments under the Plan is denied by the Committee, the Committee shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, specific references to the pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and information on the procedures to be followed by the claimant in obtaining a review of his or her claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                         (i)     The claimant's claim shall be deemed to be
filed when presented in writing to the Committee.

                         (ii)    The Committee's explanation shall be in writing
delivered to the claimant within 90 days of the date the claim is filed.

                  (b) The claimant shall have 60 days following his or her receipt of the denial of the claim to file with the Committee a written request for review of the denial. For such review, the claimant or the claimant's representative may review pertinent documents and submit written issues and comments.

                  (c) The Committee shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant's request for review of the claimant's claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions in the Plan on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Section 9.4.

         Section 9.5 Participant's Address. Each Participant shall keep the Committee informed of his or her current address and the current address of his or her beneficiary. The Committee shall not be obligated to search for any person. If the location of a Participant is not made known to the Committee within three (3) years after the date on which payment of the Participant's benefits may be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one (1) additional year after such three-year period has elapsed, or, within three (3) years after the actual death of a Participant, the Committee is unable to locate any designated beneficiary of the Participant, then the Committee shall have no further obligation to pay any benefit hereunder to or on behalf of such Participant or designated beneficiary and such benefits shall be irrevocably forfeited.

         Section 9.6 Indemnification. The Company shall, and does hereby agree to, indemnify and hold harmless the Committee and each member thereof, from all liability, joint or several, for their acts, omissions, and conduct in the administration of the Plan except for those acts, omissions, and conduct resulting from their own willful misconduct or lack of good faith; provided, however, that if any party would otherwise be entitled to indemnification hereunder with respect to any liability and such party is insured against losses resulting from such liability by any insurance contract or contracts, such party shall be entitled to indemnification hereunder only to the extent that the amount of such liability exceeds the amount thereof payable under such insurance contract or contracts.

                                   ARTICLE X.
                            MISCELLANEOUS PROVISIONS

         Section 10.1 No Employment Rights. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service or employ of any Participating Employer.

         Section 10.2 Participants Should Consult Advisors. Neither any Participating Employer, nor their respective directors, officers, employees or agents makes any representation or warranty with respect to the state, federal or other tax, financial, estate planning, or the securities or other legal implications of participation in the Plan. Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan.

         Section 10.3 Unfunded and Unsecured. The Plan shall at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA, and no provision shall at any time be made with respect to segregating assets of any Participating Employer for payment of any amounts hereunder. The Plan is intended as an unfunded deferred compensation plan maintained for a select group of "management or highly compensated employees," as that term is used in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Any funds invested under the Trust shall continue for all purposes to be available to the general creditors of the Company in the event of a bankruptcy (involvement in a pending proceeding under the Federal Bankruptcy Code) or insolvency (inability to pay debts as they mature) of the Company. The Company shall promptly notify the Trustee and the applicable Participants of such bankruptcy or insolvency. No Participant or any other person shall have any interests in any particular assets of any Participating Employer by reason of the right to receive a benefit under the Plan and to the extent the Participant or any other person acquires a right to receive benefits under the Plan, such right shall be no greater than the right of any general unsecured creditor of any Participating Employer. The Plan constitutes a mere promise by the Participating Employers to make payments to the Participants in the future. With respect to the guarantee of the Company under Section 2.2, Participants have rights only as general unsecured creditors of the Company. Nothing contained in the Plan shall constitute a guaranty by any Participating Employer or any other person or entity that any funds in any trust or the assets of any Participating Employer will be sufficient to pay any benefit hereunder. Furthermore, no Participant shall have any right to a benefit under the Plan except in accordance with the terms of the Plan.

         Section 10.4 The Trust. In order to provide assets from which to fulfill its obligations to the Participants and their beneficiaries under the Plan, the Company may establish a Trust by a trust agreement with a third party, the Trustee, to which the Company may, in its discretion, contribute cash or other property, including options to acquire Common Stock, to provide for the benefit payments under the Plan. The Trustee will have the duty to invest the Trust assets and funds in accordance with the terms of the Trust. The Company shall be entitled at any time, and from time to time, in its sole discretion, to substitute assets of at least equal fair market value for any assets held in the Trust. All rights associated with the assets of the Trust will be exercised by the Trustee or the person designated by the Trustee, and will in no event be exercisable by or rest with Participants or their beneficiaries. The Trust shall provide that in the event of the insolvency of the Company, the Trustee shall hold the assets for the benefit of the general creditors of the Company. The Trust shall be based on the model trust contained in Internal Revenue Service Revenue Procedure 92-64 with such changes and modifications as may be approved by the Board.

         Section 10.5 Plan Provisions. Except when otherwise required by the context, any singular terminology shall include the plural.

         Section 10.6 Severability; Compliance in the Law. If a provision of the Plan shall be held to be illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. The obligations of the Company and each Participating Employer under the Plan shall be subject to compliance with any and all applicable federal, state and local laws, rules and regulations.

         Section 10.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Alabama, without regard to provisions governing conflicts of laws, shall apply with respect to the Plan.

                                  ARTICLE XI.
                                   AMENDMENTS

         Section 11.1 Amendment of the Plan. The Company reserves the power to alter, amend or wholly revise the Plan at any time and from time to time by the action of the Board, and the interest of each Participant is subject to the powers so reserved; provided, however, that no amendment made subsequent to a Change in Control shall be effective to the extent that it would have a materially adverse impact on a Participant's reasonably expected economic benefit attributable to compensation deferred by the Participant prior to the Change in Control. An amendment shall be authorized by the Board and shall be stated in an instrument in writing signed in the name of the Company by a person or persons authorized by the Board. After the instrument has been so executed, the Plan shall be deemed to have been amended in the manner therein set forth, and all parties interested herein shall be bound thereby. No amendment to the Plan may alter, impair, or reduce the vested benefits credited to any Accounts prior to the effective date of such amendment without the written consent of any affected Participant.

                                  ARTICLE XII.
                                  TERM OF PLAN

         Section 12.1 Term of the Plan. The Company may at any time terminate the Plan by action of the Board, with such termination being effective as of the date that all benefits payable to Participants have been distributed to Participants in accordance with and subject to the provisions of Article VI of the Plan. Effective as of the date of such Board action (or such later date as may be specified therein), all Section 4.1 compensation deferral elections will terminate and no further amounts shall be credited to any Accounts of any Participant under Section 4.3 (a)(i), (b)(i), (c)(i), or (d)(i) after such date. However, the Participants' Accounts shall continue to be adjusted by the other provisions of Section 4.3 until all benefits are distributed to the Participants or to the Participants' beneficiaries.